Exhibit 16.1

March 5, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Deep Fission, Inc. (formerly known as Surfside Acquisition, Inc.) (the “Company”) included under Item 4.01 of its Form 8-K dated February 27, 2026. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California